Exhibit 6
January 31, 2007

Securities and Exchange Commission Washington, D.C. 20549
In accordance with Section 321(b) of the Trust Indenture Act of 1939,as amended, the undersigned hereby consents that reports of examination of the undersigned made by Federal, State, Territorial, or District authorities authorized to make such examination may be furnished by such authorities to the Securities and Exchange Commission upon its request therefor.

Very truly yours, CITIBANK, N.A.
By:	/s/ Jennifer McCourt
	Name:	Jennifer McCourt
	Title:	Vice President